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                             EXHIBIT 12
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HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

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All dollar amounts are stated in millions.
Nine months ended September 30                          1996          1995
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
Net income                                          $  375.0      $  320.9
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Income taxes                                           198.5         181.1
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Fixed charges:
  Interest expense <F1>                              1,124.7       1,186.0
  Interest portion of rentals <F2>                      21.3          25.6
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Total fixed charges                                  1,146.0       1,211.6
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Total earnings as defined                           $1,719.5      $1,713.6
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Ratio of earnings to fixed charges                      1.50          1.41
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Preferred stock dividends <F3>                      $   19.2      $   34.9
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Ratio of earnings to combined fixed charges
  and preferred stock dividends                         1.48          1.37
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
<F1>  For financial statement purposes, interest expense includes income earned on temporary investment of excess funds, generally resulting from over-subscriptions of commercial paper.

<F2>  Represents one-third of rentals, which approximates the portion representing interest.

<F3>  Preferred stock dividends are grossed up to their pretax equivalent based upon an effective tax rate of 34.6 and 36.1 percent for September 30, 1996 and 1995, respectively.